Exhibit 99.B(m)(3)(iii)

January 1, 2007

ING Partners, Inc.

7337 East Doubletree Ranch Road

Scottsdale, Arizona 85258-2034

Re:                               Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement, intending to be legally bound hereby, ING Funds Distributor, LLC (the “Distributor”) agrees to waive, from January 1, 2007 through April 30, 2009, a portion of its shareholder service fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of ING Neuberger Berman Partners Portfolio, a series of ING Partners, Inc., shall be as follows:

Name of Fund	Maximum Operating Expense Ratios (as a percentage of average net assets)
Service Class
ING Neuberger Berman Partners Portfolio	0.89%

The Distributor acknowledges that: (1) it shall not be entitled to collect on or make a claim for waived fees at any time in the future; and (2) it shall not be entitled to collect on or make a claim for reimbursed expenses at any time in the future.

ING Funds Distributor, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Accepted:

By:	/s/ Robert S. Naka
Robert S. Naka
Executive Vice President
ING Partners, Inc.

7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Financial Advisers, LLC
Scottsdale, AZ 85258-2034	Fax: 480-477-2700
www.ingfunds.com